Exhibit 99.B(h)(17)

AMENDMENT TO

SUB-TRANSFER AGENCY AGREEMENT

AMENDMENT made as of  April 2, 2012, by and among Boston Trust & Investment Management Company, a state chartered bank of the Commonwealth of Massachusetts (the “Company”), The Boston Trust & Walden Funds (formerly known as The Coventry Group), a Massachusetts business trust (the “Trust”) and Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Transfer Agency Agreement, as amended and restated on February 24, 2010, among the Company, the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain sub-transfer agency services for those series of the Trust listed on Schedule C attached hereto (each a “Fund” and collectively, the “Funds”);

WHEREAS, the parties wish to update Schedules A and B;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Trust and Citi hereby agree as follows:

1.                                       Schedule A.

Schedule A is replaced with the attached Schedule A.

2.                                       Schedule B.

Schedule B is replaced with the attached Schedule B.

3.                                       Schedule C.

Schedule C is replaced with the attached Schedule C.

4.                                       Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

5.             Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	President

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	SVP

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff

Name:	Bruce Treff

Title:	V.P.

SCHEDULE A

I.         SERVICES

1.                          Shareholder Transactions

(a)                       Process shareholder purchase and redemption orders for NSCC transactions.

(b)                      For NSCC transactions, set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)                       Issue confirmations for purchases, redemptions and other confirmable transactions.

(d)                      Issue periodic statements for shareholders.

(e)                       For NSCC transactions, process transfers and exchanges.

(f)                         Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)                      Where applicable, process redemption fee as stated in the Fund Prospectus.

(h)                      For NSCC transactions, provide personnel to respond to telephone inquiries from shareholders and prospective shareholders.

2.                          Shareholder Information Services

(a)                       Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

(b)                      Provide Company with remote access to Citi’s transfer agency system.  Provide support to Company for the maintenance of shareholder records.

3.                          Compliance Reporting

(a)                       Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)                      Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)                       Issue tax withholding reports to the Internal Revenue Service.

4.                          Dealer/Load Processing (if applicable)

(a)                       Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(b)                      Provide for payment of commission on direct shareholder purchases in a load fund.

5.                          Shareholder Account Maintenance

(a)                       Maintain all transfer agency system shareholder records for each account in the Trust.

(b)                      Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)                       For NSCC transactions, record shareholder account information changes.

(d)                      Maintain account documentation files for each NSCC account referenced in Section 1 Shareholder Transactions above.

6.                          Blue Sky Services

(a)                       Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) to register the shares in the Trust (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares.

(b)                      The Trust shall be responsible for identifying to Citi in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.                          Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Trust:

(a)                       Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(b)                      For NSCC transactions, place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(c)                       Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available the Trust, the individual appointed as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), the Trust’s auditors and regulatory or law enforcement authorities.

(d)                      Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

8.                          IRA Services

With respect to any Traditional IRA, Roth IRA, Coverdell Education Savings and SIMPLE IRA accounts offered by the Funds (collectively, “IRA Accounts”), Citi will perform the additional recordkeeping and administrative functions listed below.

a.         Collect close-out and/or custodial fees when retirement plan assets are fully liquidated from accounts and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

b.         Collect custodial fees from the holder of the IRA Account (the “Account Holder”) who elect prepayment and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

c.         Coordinate and execute the annual IRA custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation.  Disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

d.         Tracking, production, and filing to Account Holders and government entities of federal and state tax forms specific to retirement plan accounts (i.e. Forms 1099-R and 5498).

e.         Maintain Form W-4P elections for federal and state withholding on retirement plan distributions for each retirement plan shareholder and perform withholding accordingly.

II.                         Notes and Conditions Related to Sub-Transfer Agency Services

1.                           The Trust shall establish in its name any bank accounts, including direct deposit account(s), settlement accounts, etc., necessary or appropriate for Citi to perform the sub-transfer agency services provided hereunder.  The Trust shall also obtain overdraft (daylight and overnight) facilities and other services with respect to the accounts as it deems appropriate to effect shareholder, NSCC and custody settlement.  The Trust grants Citi, as the Trust’s agent, the power and authority to facilitate the set-up of such accounts on behalf of the Trust with such bank or banks as are acceptable to the Trust.  In addition, the Trust authorizes Citi, who may appoint its employees, to instruct the bank(s) and the Custodian regarding the movement of money into, out of and between the Trust’s accounts and shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such money movements.

2.                           Citi may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Trust about the legality and validity of the issuance.

3.                           Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Company, Citi or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Trust’s Procedures, Citi’s operational procedures and/or Citi’s AML Program:

(i)         (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii)        the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

4.                           If the Trust fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Trust shall, prior to one hour before the next settlement of Shares, (i) notify Citi about the settlement failure and (ii) provide Citi with a description of the specific remedial and prospective actions proposed to be taken by the Trust in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”).  If (i) the Trust fails to notify Citi about a settlement failure on a timely basis and (ii) the Trust fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Citi’s reasonable opinion), then, upon written notice to the Trust, Citi may terminate the performance of any NSCC services rendered to the Trust or Company hereunder immediately and without penalty.

5.                           If Citi is or, in Citi’s reasonable opinion, Citi may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Trust or its respective agents, then Citi may, in its sole discretion, demand, in writing, that the Trust provide Citi with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction.  If the Trust does not, within seven (7) days of such demand provide adequate assurances satisfactory to Citi in response to any NSCC sanction, then, upon written notice to the Trust, Citi may terminate the performance of any NSCC related services rendered to the Trust under this Agreement immediately and without penalty.

6.                           Notwithstanding the foregoing, Citi may terminate the performance of any NSCC related services rendered to the Trust under this Agreement immediately and without penalty upon written notice to the Trust if Citi is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

7.                           The Trust acknowledges and agrees that deviations requested by the Trust or Company from Citi’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss.  Citi may in its sole discretion determine whether to permit an Exception.  Exceptions must be requested in writing and shall be deemed to remain effective until the Trust revokes the Exception request in writing.  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Trust, the Company or any Shareholder resulting from such an Exception.

8.                           Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the sub-transfer agency services to be performed hereunder.  The Trust shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts.  To the extent that the performance of such services hereunder shall require Citi to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

9.                          Trust represents and warrants that:

(a)                      (i) by virtue of its Charter, Shares that are redeemed by the Trust may be resold by the Trust and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)                     (i) The Trust has adopted the AML Program, which has been provided to Citi and the Trust’s AML Compliance Officer,  (ii) the AML Program has been reasonably designed to facilitate Compliance by the Trust with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Citi, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Trust will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption.

10.                     Subject to its obligations herein with respect to “blue sky” filings, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

SCHEDULE B

FEES

In consideration of the Services rendered pursuant to this Agreement, Citi shall be paid the fees set forth below, on the first business day of each month, such other time(s) as the parties may agree, at the annual rates set forth below.  (Before additional NSCC relationships can be added or changes to the operating structure can be instituted, a review and possible increase in fees will be required.  The Company agrees that no relationships will be added or changes made without Citi’s prior consent):

ANNUAL FEE

The Annual Fee shall be $15,000 per CUSIP.

Out of Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Citi shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.             Reimbursement of Expenses.  The Company shall reimburse Citi for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Trust or Company and in delivering all materials to Shareholders;

(ii)

All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Citi in communication with the Company, the Trust or the Trust’s investment adviser or custodian, dealers, or others as required for Citi to perform the Services;

(iii)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(iv)

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Citi for the performance of the services to be provided hereunder, including print production charges incurred;

(v)	All copy charges;

(vi)	Any expenses Citi shall incur at the written direction of the Trust or a duly authorized officer of the Trust;

(vii)	All systems-related expenses associated with the provision of special reports;

(viii)	NSCC charges and Depository Trust & Clearing Corporation charges

(ix)	The cost of tax data services;

(x)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xi)	Any additional expenses reasonably incurred by Citi in the performance of its duties and obligations under this Agreement as communicated to the Company.

B.              Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, Citi shall be entitled to receive the following amounts from the Company:

(i)

A fee for managing and overseeing the report, print and mail functions performed by Citi’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)

System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Company, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)	Fees for development of custom interfaces pre-approved by the Company, billed at the rate of $150 per hour;

(iv)	Ad hoc reporting fees pre-approved by the Company, billed at the rate of $150 per hour;

(v)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Company;

(vi)	Expenses associated with Citi’s anti-fraud procedures as it pertains to new account review;

(vii)	The Company’s portion of SAS 70 (or any similar report) expenses, to the extent applicable; and

(viii)	Check and payment processing fees, if applicable.

SCHEDULE C

Fund Name

Boston Trust Balanced Fund

Boston Trust Equity Fund

Boston Trust Small Cap Fund

Boston Trust Midcap Fund

Walden Balanced Fund

Walden Equity Fund

Walden Small Cap Innovations Fund

Boston Trust SMID Cap Fund

Walden Midcap Fund

Walden SMID Cap Innovations Fund*

*Portfolio has yet to commence operations.